BLUE RIDGE REAL ESTATE COMPANY
                            BIG BOULDER CORPORATION

                            STOCK OPTION AGREEMENT

      PATRICK M. FLYNN (the "Optionee") has been granted an option (the "Option") as of December 10, 2001 to purchase 5,000 shares of Common Stock of Blue Ridge Real Estate Company and Big Boulder Corporation (collectively the "Companies"). The Option shall be subject to the following terms and conditions:

1. PURCHASE PRICE. With respect to the shares of Common Stock of the Companies subject to the Option to be delivered in unit form (the "Shares"), 5,000 Shares may be purchased for $10.50 per share.

2. DURATION OF OPTION. The Option shall expire, and all rights to purchase Shares pursuant thereto shall cease, on December 10, 2006.

3. EXERCISABILITY. The Shares subject to the Option may be purchased immediately, without any vesting period, and throughout the duration of the Option.

4. PURCHASE OF OPTION SHARES. The Optionee may purchase the Shares subject to the Option in whole at any time, or in part from time to time, by delivering to the Secretary of the Companies written notice specifying the number of Shares being purchased, together with payment in full of the purchase price of such Shares plus any applicable federal, state or local taxes for which the Companies have a withholding obligation in connection with such purchase. Such payment shall be made in whole or in part in cash, or by personal check, certified check, money market check or bank draft payable to the order of the Companies.

5. NONTRANSFERABILITY. The Option shall not be transferable other than (i) by will, (ii) by the laws of descent and distribution, (iii) pursuant to the terms of a qualified domestic relations order or (iv) in circumstances other than those set forth in (i) - (iii) above, with the express written approval of the Companies.

6.    ISSUANCE OF SHARES: RESTRICTIONS.
(i) The Companies shall, within ten business days after Shares subject to the Option have been purchased in whole or in part, deliver to the Optionee a certificate, registered in the name of the Optionee, for the number of Shares so purchased. The Companies may legend any Share certificate issued hereunder to reflect any restrictions deemed necessary by the Companies to comply with the federal securities laws.

(ii) The Companies may require, prior to and as a condition of the issuance of any Shares, that the Optionee furnish the Companies with a written representation, in a form acceptable to the Companies' counsel, to the effect that the Optionee is acquiring such Shares solely with a view to investment for the Optionee's own account and not with a view to the resale or distribution of all or any part thereof, and that the Optionee will not dispose of any of such Shares otherwise than in accordance with the provisions of Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"), unless and until either the Shares are registered under the 1933 Act or the Companies are satisfied that an exemption from such registration is available.

(iii) Anything contained herein to the contrary notwithstanding, the companies shall not be obligated to sell or issue any Shares pursuant to the Option unless and until the Companies are satisfied that such sale or issuance complies with (A) all applicable requirements of the National Association of Securities Dealers (or the governing body of the principal market in which the Companies' Common Stock is traded), (B) all applicable provisions of the 1933 Act and (C) all other laws or regulations by which the Companies are bound or to which the Companies are subject.

7. ADJUSTMENTS. In the event that the Companies make any distribution of cash, Common Stock, assets or other property to shareholders which results from the sale or disposition of a major asset or separate operating division of the Companies or any other extraordinary event and, in the judgment of the Board of Directors of the Companies (the "Board"), such change or distribution would significantly dilute the rights of Optionee hereunder, then the Board may make appropriate adjustments to the number of Shares subject to and/or the purchase price of the Option. The adjustments determined by the Board shall be final, binding and conclusive.

8. AMENDMENT. This Option Agreement shall not be amended or revised in any respect unless such amendment is in writing and executed by the Companies and the Optionee.

9. TERMINATION. In the event Optionee shall resign as a Director of the Companies, the Option shall terminate and the Optionee shall have no further rights hereunder.

10. GOVERNING LAW. This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
11. OPTIONEE ACKNOWLEDGMENT. Optionee acknowledges receipt of a copy of this Option Agreement and hereby agrees to be bound by all provisions of this Option Agreement.



Date of Grant: December 10, 2001
                                       By:  BLUE RIDGE REAL ESTATE COMPANY
                                              BIG BOULDER CORPORATION


                                       By:  __________________________________
                                             Michael J. Flynn
                                             Chairman of the Board

Attest:

______________________________

                                             __________________________________
                                             Patrick M. Flynn, Optionee